Exhibit 4.2.2

AMENDMENT OF INTRA-CELLULAR THERAPIES, INC.

WARRANT TO PURCHASE COMMON STOCK

This Amendment (the “Amendment”) to the Intra-Cellular Therapies, Inc. Warrant to Purchase Common Stock, is entered into as of August 27, 2013 by and between the ALZHEIMER DRUG DISCOVERY FOUNDATION, INC., a Delaware non-profit corporation (the “Holder”), and Intra-Cellular Therapies, Inc., a Delaware corporation (the “Company”), and amends that certain Warrant to Purchase Common Stock, dated as of April 19, 2013, by and between the Holder and the Company (the “Warrant”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Warrant.

WHEREAS, the Company intends to merge (the “Merger”) with a wholly-owned subsidiary of Oneida Resources Corp., a Delaware corporation (the “Parent”);

WHEREAS, as a result of the Merger, each share of common stock of the Company will be exchanged for one-half (1/2) share of common stock of the Parent, and all common stock of the Company will be owned by the Parent;

WHEREAS, pursuant to Section 7 of the Warrant, the Company is required to provide the Holder with 20 days’ advance written notice of certain events, including a merger, and the Warrant will terminate if not exercised within such 20 day period; and

WHEREAS, the Company and the Holder desire to amend Section 5 and amend and restate Section 7 of the Warrant in its entirety so that the Warrant is not terminated in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties have agreed as follows:

Amendment and Waiver of the Warrant

1. The Warrant is hereby amended by deleting the following proviso from the second to last sentence of Section 5 of the Warrant:

“; provided, however, that such adjustment shall not be made with respect to, and this Warrant shall terminate if not exercised prior to, the events set forth in Section 7 below”

2. The Warrant is hereby amended by deleting Section 7 in its entirety and substituting the following:

“Reorganizations and Reclassifications. If there shall occur any capital reorganization or reclassification of the Common Stock, then, as part of any such reorganization or reclassification, lawful provision shall be made so that the Holder shall have the right thereafter to receive upon the exercise hereof the kind and amount of shares of stock or other securities or property which such Holder would have been entitled to receive if, immediately prior to any such reorganization or reclassification, such Holder had held the number of shares of Common Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder such that the provisions set forth in Section 5 (including provisions with respect to adjustment of the Exercise Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.”

4. Effect of Amendment. This Amendment shall only be effective upon, and subject to, the completion of the Merger. Except as expressly set forth herein, no other terms or provisions of the Warrant are amended or modified, and all such provisions and terms are hereby ratified and confirmed in all respects. Each of the parties to this Amendment hereby ratifies and confirms the Warrant and agrees that, except as amended by this Amendment, the Warrant is in full force and effect. All references in the Warrant to the “Warrant” shall mean the original Warrant, as amended by this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment, or caused this Amendment to be executed by their respective duly authorized representatives, as of the date first written above.

ALZHEIMER DRUG DISCOVERY FOUNDATION, INC.

By:	/s/ Howard Fillit
Name:	H. Fillit
Title:	Executive Director

INTRA-CELLULAR THERAPIES, INC.

By:	/s/ Sharon Mates
Name:	Sharon Mates, Ph.D.
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Amendment to ADDF Warrant]